EXHIBIT 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

MFLEX ANNOUNCES RULE 10b5-1 STOCK TRADING PLAN

Anaheim, CA, February 14, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced that Craig Riedel, who is 51 years-old and has served as MFLEX’s chief financial officer since November 1992, established a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 and the company’s insider trading policy.

Mr. Riedel’s plan allows for transactions to take place between February 2008 and the end of January 2009. During this period, he will exercise options covering 83,430 shares and sell the resulting shares, during certain specified time periods during plan. The options covering 2,355 of these shares will expire on December 14, 2008, with the remaining options expiring on January 31, 2009. In addition to the options subject to his trading plan, Mr. Riedel holds options covering 85,470 shares, restricted stock units, or RSUs, covering 6,334 shares and owns 3,075 shares of MFLEX stock.

Rule 10b5-1(c) allows individuals to adopt written plans when they are not in possession of any material, nonpublic information to sell shares under pre-arranged terms. The rule allows individuals adopting such plans to sell shares over a specified period of time, even if subsequent material and nonpublic information becomes available to them. Using these plans, officers and directors can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any significant market impact and can avoid concerns about whether they had material, nonpublic information when they traded in the company’s stock.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” or similar words. For such statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements are disclosed in the company’s SEC reports, including its quarterly report on Form 10-Q for the first quarter of fiscal 2008. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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